Exhibit 10.1

Execution Version

$55,000,000

TERM LOAN CREDIT AGREEMENT

dated as of January 7, 2026,

by and between

EVERGY, INC.

as Borrower,

and

BANK OF AMERICA, N.A.,

as the Lender

i

EXHIBITS
Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Reserved
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Officer’s Compliance Certificate

SCHEDULES
Schedule 1.1	-	Commitments
Schedule 7.1	-	Existing Liens

TERM LOAN CREDIT AGREEMENT, dated as of January 7, 2026, by and between EVERGY, INC., a Missouri corporation (the “Borrower”) and BANK OF AMERICA, N.A., as the Lender.

STATEMENT OF PURPOSE

The Borrower has requested, and subject to the terms and conditions set forth in this Agreement, the Lender has agreed to extend, a term loan facility to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“34 Act Reports” means the periodic reports of the Borrower filed with the SEC on Forms 10-K, 10-Q and 8-K (or any successor forms thereto).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Term Loan Credit Agreement, including all schedules and exhibits and annexes hereto.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to the Borrower or its Subsidiaries related to terrorism financing or money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means, for SOFR Loans, 1.00%, and for Base Rate Loans, 0.00%.

“Attributable Indebtedness” means, on any date of determination, in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Bank of America” means Bank of America, N.A.

“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) Term SOFR plus one percent (1.00%), subject to the interest rate floors set forth therein; provided, that, if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.8, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 3.1(a).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning assigned thereto in the introductory paragraph of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Applicable Law of, or are in fact closed in, the state where the Lender’s Office is located.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital or finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Change of Control” means an event or series of events by which:

(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of the Borrower or its Subsidiaries, or any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of thirty-three and one-third percent (33 1/3%) or more of the “voting equity interests” (meaning for this purpose the power under ordinary circumstances to vote for the election of members of the board of directors) of the Borrower; or

(ii) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower ceases to be composed of individuals (x) who were members of that board or equivalent governing body on the first day of such period, (y) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (z) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (x) and (y) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means the obligation of the Lender to make Term Loans to the Borrower hereunder in an aggregate principal amount equal to the amount set forth opposite its name on Schedule 1.1.

“Communication” means this Agreement, any other Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Conforming Changes” means, with respect to either the use or administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Lender, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Lender determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measure by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated Net Income” means, for any period, for the Borrower and its Consolidated Subsidiaries, the net income of the Borrower and its Consolidated Subsidiaries determined in accordance with GAAP, excluding extraordinary items for that period.

“Consolidated Tangible Net Worth” means, as of any date of determination, for the Borrower and its Consolidated Subsidiaries, Shareholders’ Equity of the Borrower and its Consolidated Subsidiaries on that date minus the Intangible Assets of the Borrower and its Consolidated Subsidiaries on that date.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt Rating” means, with respect to any Person as of any date of determination, the rating (as determined by either S&P or Moody’s) of such Person’s senior unsecured non-credit enhanced long-term indebtedness on such date.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 8.1 which, with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.

“EKS” means Evergy Kansas South, Inc., a Kansas corporation.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to public health or the environment.

“Environmental Laws” means any and all federal, foreign, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals and orders of courts or Governmental Authorities, relating to the protection of public health or the environment, including, but not limited to, legally enforceable requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“Equity Linked Securities” means, with respect to the Borrower, (a) all securities issued by the Borrower or any Subsidiary thereof that contain two distinct components: (i) medium term debt and (ii) a forward contract for the issuance of common stock of the Borrower or such Subsidiary prior to the maturity of, and in an amount not less than, such debt, including the securities commonly referred to by the tradenames “FELINE PRIDES”, “PEPS”, “HITS” and “DECS” and generally referred to as “equity units”; provided that such securities shall not contain any provision permitting them to be put to the Borrower or any Subsidiary thereof prior to the settlement of the related purchase contract and (b) all other securities issued by the Borrower or any Subsidiary that are similar to those described in clause (a).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person who together with the Borrower is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Event of Default” means any of the events specified in Section 8.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Evergy Kansas” means Evergy Kansas Central, Inc., a Kansas corporation.

“Evergy Metro” means Evergy Metro, Inc., a Missouri corporation.

“Evergy Missouri West” means Evergy Missouri West, Inc., a Delaware corporation.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) United States federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the Closing Date and (c) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation or rules adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that, if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means the letter agreement, dated as of the Closing Date, between the Borrower and the Lender.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31.

“Floor” means a rate of interest equal to 0%.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, and all registrations and filings with or issued by, any Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hazardous Materials” means any substances or materials (a) which are defined as hazardous wastes, hazardous substances, pollutants, contaminants, or toxic substances under any Environmental Law, (b) which are regulated by any Governmental Authority due to their toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, or mutagenic nature, (c) the discharge or emission or release of which gives rise to liability under any Environmental Law, or (d) which contain asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil or nuclear fuel.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined in accordance with GAAP.

“Historical Financial Statements” means the audited Consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2024, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of the Borrower and its Subsidiaries, including the notes thereto.

“Indebtedness” means, as to any Person at any time, all of the following, without duplication, to the extent recourse may be had to the assets or properties of such Person in respect thereof: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) any direct or contingent obligations of such Person in the aggregate in excess of $2,000,000 arising under letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments; (c) all net obligations of such Person under any Hedge Agreements; (d) all obligations of such Person to pay the deferred purchase price of property or services (except trade accounts payable arising, and accrued expenses incurred, in the ordinary course of business), which would appear as a liability on a balance sheet of such

Person; (e) indebtedness (excluding prepaid interest thereon) of others secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) the Attributable Indebtedness of such Person; and (g) all Contingent Obligations with respect to Indebtedness of others.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is non-recourse to such Person. It is understood and agreed that Indebtedness (including Contingent Obligations) shall not include any obligations of the Borrower or any Subsidiary with respect to (i) subordinated, deferrable interest debt securities, and any related securities issued by a trust or other special purpose entity in connection therewith, or any similar securities that are classified at the time of issuance, as possessing a minimum of “intermediate equity content” by S&P and “Basket C equity credit” by Moody’s (or the equivalent classification then in effect by such agencies), as long as the maturity date of such debt is subsequent to the Maturity Date; provided that the amount of mandatory principal amortization or defeasance of such debt prior to the Maturity Date shall be included in this definition of Indebtedness; (ii) Equity Linked Securities until the mandatory redemption date therefor, provided that the principal amount of all outstanding Equity Linked Securities in excess of twenty percent (20%) of Total Capitalization shall constitute Indebtedness; or (iii) utility “rate reduction” bonds, for the payment of which legislatively authorized charges are imposed on customers.

“Indemnified Taxes” means Taxes, other than Excluded Taxes.

“Indemnitee” has the meaning assigned thereto in Section 10.3(b).

“Information” has the meaning assigned thereto in Section 10.9.

“Intangible Assets” means, assets that are considered to be intangible assets under GAAP, including, but not limited to, customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises and licenses.

“Interest Period” means, as to any SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date that is one (1), three (3), or six (6) months thereafter, in each case as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation (in the case of each requested Interest Period, subject to availability); provided that:

(a) an Interest Period shall commence on the date of advance of or conversion to any SOFR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(b) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(c) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(d) no Interest Period shall extend beyond the Maturity Date; and

(e) the initial Interest Period for the Term Loans made on the Closing Date shall commence on the Closing Date and end on March 31, 2026.

“Investment Company Act” means the Investment Company Act of 1940 (15 U.S.C. § 80(a)(1), et seq.).

“IRS” means the United States Internal Revenue Service.

“Lender” means Bank of America and its successors and permitted assigns.

“Lender’s Office” means the Lender’s office, and as appropriate, account, specified in or determined in accordance with the provisions of Section 10.1(c) or such other address or account as the Lender may from time to time notify the Borrower in writing.

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement relating to such asset.

“Loan Documents” means, collectively, this Agreement, each Note, the Fee Letter, and each other document, instrument and agreement executed and delivered by the Borrower in favor of the Lender in connection herewith which is expressly identified therein as a Loan Document.

“Loans” means the collective reference to the Term Loans, and “Loan” means any of such Term Loans.

“Material Adverse Effect” means (a) a material adverse effect on the business, property, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.

“Maturity Date” means January 6, 2027 or, if such day is not a Business Day, the immediately preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA to which the Borrower or any ERISA Affiliate is making, has made, is accruing or has accrued an obligation to make, contributions within the preceding six (6) years.

“Note” means a promissory note made by the Borrower in favor of the Lender evidencing the Term Loans made by the Lender, substantially in the form attached as Exhibit A, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Notice of Borrowing” has the meaning assigned thereto in Section 2.2.

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 3.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.4.

“Obligations” means, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest and fees accruing after the filing of any bankruptcy or similar petition regardless of whether allowed or allowable in such proceeding) the Term Loans and (b) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower to the Lender, in each case under any Loan Document to which it is a party, with respect to any Term Loan, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws, naming the Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means a certificate of a Responsible Officer substantially in the form attached as Exhibit F.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of Property (whether real, personal or mixed) by such Person as lessee which is not a capital or finance lease.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation as of the Closing Date, and as codified at 31 C.F.R. § 850.101 et seq.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any employee pension benefit plan (within the meaning of Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and is maintained for the employees of the Borrower or any of its ERISA Affiliates.

“Permitted Liens” means the Liens permitted pursuant to Section 7.1.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Project Finance Subsidiary” means any Subsidiary that meets the following requirements: (a) it is primarily engaged, directly or indirectly, in the ownership, operation and/or financing of independent power production and related facilities and assets; and (b) neither the Borrower nor any other Subsidiary (other than another Project Finance Subsidiary) has any liability, contingent or otherwise, for the Indebtedness or other obligations of such Subsidiary (other than non-recourse liability resulting from the pledge of Equity Interests of such Subsidiary).

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means an event described in Section 4043(c) of ERISA with respect to a Pension Plan that is subject to Title IV of ERISA other than those events as to which the thirty (30) day notice period is waived.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer or similar person of the Borrower or any other officer of the Borrower designated in writing from time to time by the Borrower to the Lender; provided that, to the extent requested thereby, the Lender shall have received a certificate of the Borrower certifying as to the incumbency and genuineness of the signature of each such officer. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“S&P” means Standard & Poor’s Global Ratings, a division of S&P Global Inc., and any successor thereto.

“Sanctioned Country” means at any time, a country, territory or region which is itself, or whose government is the subject or target of any Sanctions broadly prohibiting dealings with such government, country, or territory (including, as of the Closing Date, Cuba, Iran, North Korea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the Crimea Region of Ukraine, and Syria prior to July 1, 2025).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union or His Majesty’s Treasury, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned more than 50%, individually or in the aggregate, or controlled by, directly or indirectly, any such Person or Persons described in clauses (a) and (b).

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, or His Majesty’s Treasury.

“Scheduled Unavailability Date” has the meaning assigned thereto in Section 3.8(b).

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Shareholders’ Equity” means as of any date of determination for the Borrower and its Consolidated Subsidiaries on a consolidated basis (without regard to any variable interest entity), shareholders’ equity as of that date determined in accordance with GAAP.

“Significant Subsidiary” means, at any time, any Subsidiary of the Borrower that (a) as of the date of determination, owns Consolidated assets equal to or greater than fifteen percent (15%) of the Consolidated assets of the Borrower and its Subsidiaries or (b) which had consolidated net income during the four (4) most recently ended fiscal quarters equal to or greater than fifteen percent (15%) of Consolidated Net Income of the Borrower during such period, provided, that for the avoidance of doubt, subject to any transactions permitted under Section 7.2 Evergy Kansas, Evergy Metro and Evergy Missouri West shall at all times constitute Significant Subsidiaries of the Borrower.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Loan” means any Loan bearing interest at a rate based on Term SOFR as provided in Section 3.1(a).

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Successor Rate” has the meaning assigned thereto in Section 3.8(b).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Term Loans” means the Term Loans made pursuant to Article II, and “Term Loan” means any of such Term Loans.

“Term SOFR” means,

(a) for any Interest Period with respect to a SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto;

provided that if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Screen Rate selected by the Lender in its reasonable discretion).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by the Term SOFR Administrator and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time).

“Term SOFR Replacement Date” has the meaning assigned thereto in Section 3.8(b).

“Threshold Amount” means $100,000,000.

“Total Capitalization” means Total Indebtedness of the Borrower and its Consolidated Subsidiaries plus the sum of (a) Shareholders’ Equity (without giving effect to the application of ASC Topic 815) and (b) to the extent not otherwise included in Total Indebtedness or Shareholders’ Equity, preferred and preference stock and securities of the Borrower and its Subsidiaries included in a Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries in accordance with GAAP.

“Total Indebtedness” means all Indebtedness of the Borrower and its Consolidated Subsidiaries on a consolidated basis (and without duplication) but without giving effect to the application of ASC Topic 860 with respect to transfers of accounts receivable by Evergy Metro, Evergy Missouri West, Evergy Kansas, or one or more of their respective Subsidiaries to a non-Subsidiary, excluding (a) Indebtedness arising under Hedge Agreements entered into in the ordinary course of business to hedge bona fide transactions and business risks and not for speculation, (b) Indebtedness of Project Finance Subsidiaries, (c) Indebtedness of KLT Investments Inc. incurred in connection with the acquisition and maintenance of its interests (whether direct or indirect) in low income housing projects, (d) Indebtedness of any variable interest entity or other Person as to which (i) neither the Borrower nor any of its Subsidiaries provides credit support of any kind (including any undertaking, agreement or instruments that would constitute Indebtedness) and (ii) there is no recourse to the Equity Interests or assets of the Borrower or any of its Subsidiaries and the relevant legal documents so provide, (e) any short-term intercompany Indebtedness owing between or among the Borrower and its Subsidiaries, including, without limitation, any Indebtedness arising under or pursuant to any intercompany money pool arrangements and (f) any fair value adjustments recorded in connection with purchase accounting in connection with any merger or similar combination or transaction as disclosed in the ’34 Act Reports prior to the Closing Date.

“Type” means, with respect to a Term Loan, its character as a Base Rate Loan or a SOFR Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Section 2.2, Section 2.4(a), and Section 3.2, in each case, such day is also a Business Day.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower and/or one or more of its Wholly-Owned Subsidiaries).

Section 1.2 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including,” and (k) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document).

Section 1.3 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP as in effect from time to time, subject to clause (b) below. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) If at any time any change in GAAP, the rules promulgated with respect thereto or the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP, the rules promulgated with respect thereto or the application thereof; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change.

Section 1.4 Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.5 References to Laws. Any definition or reference to any law or Applicable Law, including, without limitation, Anti-Corruption Laws, Anti-Money Laundering Laws, the Bankruptcy Code, the Code, ERISA, the Exchange Act, the PATRIOT Act, the Investment Company Act or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing, supplementing or interpreting such law or Applicable Law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified, extended, restated, replaced or supplemented from time to time.

Section 1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.7 Guarantees/Earn-Outs. Unless otherwise specified, (a) the amount of any guarantee shall be the lesser of the amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such guarantee and (b) the amount of any earn-out or similar obligation shall be the amount of such obligation as reflected on the balance sheet of such Person in accordance with GAAP.

Section 1.8 Rates. The Lender does not warrant, nor accept responsibility, nor shall the Lender have any liability with respect to the administration, submission or any other matter related any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rates (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Lender and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Lender may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

Section 1.9 Divisions. Any reference herein or in any Loan Document to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

ARTICLE II

TERM LOAN FACILITY

Section 2.1 Term Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, the Lender agrees to make the Term Loan to the Borrower on the Closing Date in an aggregate principal amount equal to the Lender’s Commitment. Amounts borrowed under this Section 2.1 and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or SOFR Loans, as further provided herein.

Section 2.2 Borrowings, Conversions and Continuations of Term Loan.

(a) Procedure for the Advance of the Term Loan. To borrow the Term Loans on the Closing Date, the Borrower shall give the Lender irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) prior to (i) 11:00 a.m. three (3) U.S. Government Securities Business Days prior to the Closing Date (or such shorter period of time as the Lender may agree) in respect of any borrowing of SOFR Loans and (ii) 11:00 a.m. on the Closing Date in respect of Base Rate Loans; provided that with respect to a Notice of Borrowing delivered prior to the Closing Date requesting that the Lender make a Term Loan as a SOFR Loan on the Closing Date, the Borrower shall also deliver to the Lender a letter in form and substance reasonably satisfactory to the Lender indemnifying the Lender in the manner set forth in Section 3.9 of this Agreement.

(b) Advances. Following receipt of a Notice of Borrowing, upon satisfaction of the applicable conditions set forth in Article IV, the Lender shall make the requested funds available to the Borrower by wire transfer to the account of the Borrower designated in the Notice of Borrowing or as otherwise mutually agreed in writing by the Borrower and the Lender. The Borrower hereby irrevocably authorizes the Lender to disburse the proceeds of the Term Loans in immediately available funds by wire transfer to the account of the Borrower designated in the Notice of Borrowing or as otherwise mutually agreed in writing by the Borrower and the Lender.

(c) SOFR Loans. Except as otherwise provided herein, a SOFR Loan may be continued or converted only on the last day of an Interest Period for such SOFR Loan. During the existence of a Default, the Term Loan may not be converted to or continued as a SOFR Loan without the consent of the Lender, and the Lender may demand that any or all of the outstanding SOFR Loans be converted immediately to Base Rate Loans.

(d) Interest Rates. Each determination of an interest rate by the Lender pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

(e) Interest Periods. After giving effect to all borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect at any time.

Section 2.3 Repayment of Term Loans. If not sooner paid, the Borrower shall repay the aggregate outstanding principal amount of the Term Loans in full, together with accrued interest thereon, on the Maturity Date.

Section 2.4 Prepayments of Term Loans.

(a) The Borrower shall have the right at any time and from time to time, without premium or penalty, to prepay the Term Loan, in whole or in part, upon delivery of irrevocable prior written notice to the Lender substantially in the form attached as Exhibit D (a “Notice of Prepayment”) given not later than, unless the Lender may agree, (i) 11:00 a.m. on the same Business Day as the date of prepayment of any Base Rate Loan and (ii) 11:00 a.m. at least two (2) Business Days before the date of prepayment of any SOFR Loan, specifying the date and amount of prepayment and whether the prepayment is of SOFR Loans, Base Rate Loans or a combination thereof, and, if a combination thereof, the amount allocable to each. If any such notice is given, the amount specified in such Notice of Prepayment shall be due and payable on the date set forth in such notice; provided that the Borrower may state that such notice is conditioned on the effectiveness of another transaction, in which case such notice may be revoked by the Borrower (by notice to the Lender on or prior to the specified effective date) if such condition is not satisfied. Partial prepayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Base Rate Loans and $5,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to SOFR Loans. A Notice of Prepayment received after the applicable time specified above shall be deemed received on the next Business Day or U.S. Government Securities Business Day, as applicable.

(b) Limitation on Prepayment of SOFR Loans. The Borrower may not prepay any SOFR Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 3.9.

Section 2.5 Termination of Commitments. The Lender’s Commitment shall be automatically reduced to zero after giving effect to the Term Loan advanced by the Lender on the Closing Date.

ARTICLE III

GENERAL LOAN PROVISIONS

Section 3.1 Interest.

(a) Interest Rate Options. Subject to the provisions of this Section 3.1, at the election of the Borrower, Loans shall bear interest at (A) the Base Rate plus the Applicable Margin for Base Rate Loans or (B) Term SOFR plus the Applicable Margin for SOFR Loans (provided that Term SOFR shall not be available until three (3) U.S. Government Securities Business Days after the Closing Date unless the

Borrower has delivered to the Lender a letter in form and substance reasonably satisfactory to the Lender in the manner set forth in Section 3.9). The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 3.2.

(b) Default Rate. Subject to Section 8.3, at the election of the Lender, upon the occurrence and during the continuance of any Event of Default, (A) the Borrower shall no longer have the option to request SOFR Loans, (B) all outstanding SOFR Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to SOFR Loans until the end of the applicable Interest Period and thereafter at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document and (D) all accrued and unpaid interest shall be due and payable on demand of the Lender. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.

(c) Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each fiscal quarter commencing with the first fiscal quarter ending after the date on which any Base Rate Loan is made; and interest on each SOFR Loan shall be due and payable in arrears on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All computations of interest for Base Rate Loans when the Base Rate is determined by the prime rate announced by Bank of America shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year). Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed to be interest charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lender has charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lender shall at the Lender’s option (i) promptly refund to the Borrower any interest received by the Lender in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower shall not pay or contract to pay, and that the Lender shall not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

(e) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Lender will promptly notify the Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 3.2 Notice and Manner of Conversion or Continuation of Loans. The Borrower shall have the option to (a) provided that no Event of Default has occurred and is then continuing, convert at any time following the third U.S. Government Securities Business Day after the Closing Date (or such earlier date as may be acceptable to the Lender) all or any portion of any outstanding Base Rate Loans in a principal amount equal to $5,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more SOFR Loans and (b) upon the expiration of any Interest Period therefor, (i) convert all or any part of any SOFR Loans in a principal amount equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans or (ii) provided that no Event of Default has occurred and is then continuing, continue any such SOFR Loans as SOFR Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Lender irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. two (2) U.S. Government Securities Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any SOFR Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued SOFR Loan. If the Borrower fails to deliver a timely Notice of Conversion/Continuation prior to the end of the Interest Period for any SOFR Loan, then the applicable SOFR Loan shall be automatically converted to a Base Rate Loan. Any such automatic conversion to a Base Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable SOFR Loan. If the Borrower requests a conversion to, or continuation of, SOFR Loans, but fails to specify an Interest Period, the Borrower will be deemed to have specified an Interest Period of one month.

Section 3.3 [Reserved].

Section 3.4 Manner of Payment. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the Lender’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to Section 2.3 and as otherwise specifically provided for in this Agreement, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

Section 3.5 [Reserved].

Section 3.6 [Reserved].

Section 3.7 [Reserved].

Section 3.8 Inability to Determine Rates.

(a) If in connection with any request for a SOFR Loan or a conversion of Base Rate Loans to SOFR Loans or a continuation of any SOFR Loans, as applicable, (i) the Lender determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.8(b), and the circumstances under clause (i) of Section 3.8(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan or in connection with an existing Base Rate Loan, or (ii) the Lender determines that, for any reason, Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to the Lender of funding such Loan, the Lender will promptly so notify the Borrower. Thereafter, (x) the obligation of the Lender to make or maintain SOFR Loans or to convert Base Rate Loans to SOFR

Loans shall be suspended (to the extent of the affected SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Lender revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, or conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

(b) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Lender determines (which determination shall be conclusive absent manifest error), or the Borrower notifies the Lender that the Borrower has determined, that:

(i) adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the Term SOFR Administrator or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Lender or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Lender, that will continue to provide such representative interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Lender (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Lender, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

Notwithstanding anything to the contrary herein, (i) if the Lender determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date or (ii) if the events or circumstances of the type described in Section 3.8(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Lender and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.8 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated bilateral credit facilities executed in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated bilateral credit facilities executed in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a Successor Rate.

The Lender will promptly (in one or more notices) notify the Borrower of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Lender, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Lender.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Lender shall provide each such amendment implementing such Conforming Changes to the Borrower reasonably promptly after such amendment becomes effective.

(c) Illegality. If the Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or the Lender’s Office to make, maintain or fund or charge interest with respect to any Term Loan, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by the Lender to the Borrower, (a) any obligation of the Lender to issue, make, maintain, fund or charge interest with respect to any such Term Loan or continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of the Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of the Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Term SOFR component of the Base Rate, in each case until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from the Lender, prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans of the Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such SOFR Loan to such day, or immediately, if the Lender may not lawfully continue to maintain such SOFR Loan and (ii) if such notice asserts the illegality of the Lender determining or charging interest rates based upon SOFR, the Lender shall during the period of such suspension compute the Base Rate applicable to the Lender without reference to the Term SOFR component thereof until the Borrower is advised in writing by the Lender that it is no longer illegal for the Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.9.

Section 3.9 Indemnity. The Borrower hereby indemnifies the Lender against any loss, cost or expense (including any loss, cost or expense arising from the liquidation or reemployment of funds or from any fees payable) which may arise, be attributable to or result due to or as a consequence of (a) any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a SOFR Loan, (b) any failure of the Borrower to borrow or continue a SOFR Loan or convert to a SOFR Loan on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (c) any failure of the Borrower to prepay any SOFR Loan on a date specified therefor in any Notice of Prepayment

(regardless of whether any such Notice of Prepayment may be revoked under Section 2.4(a) and is revoked in accordance therewith), or (d) any payment, prepayment or conversion of any SOFR Loan on a date other than the last day of the Interest Period therefor (including as a result of an Event of Default). The Lender shall deliver to the Borrower a certificate setting forth the basis for determining such amount or amounts necessary to compensate the Lender and shall be conclusively presumed to be correct absent manifest error. All of the obligations of the Borrower under this Section 3.9 shall survive any assignment of rights by, or the replacement of, the Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.10 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender;

(ii) subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) or (c) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on the Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon the written request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or the Lender’s Office or the Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of the Lender or the Loans made by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time upon written request of the Lender the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 3.10 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section 3.10 shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section 3.10 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Similar Treatment. Notwithstanding the foregoing Section 3.10(a) and Section 3.10(b), the Lender shall not make any request for compensation pursuant thereto (or be entitled to any such additional costs) unless the Lender is then generally imposing such cost upon or requesting such compensation from borrowers in connection with similar credit facilities containing similar provisions.

(f) Survival. All of the obligations of the Borrower under this Section 3.10 shall survive any assignment of rights by, or the replacement of, the Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.11 Taxes.

(a) Defined Terms. For purposes of this Section 3.11, the term “Applicable Law” includes FATCA.

(b) Payment of Taxes. If any payments to the Lender under this Agreement are made from outside the United States, the Borrower will not deduct any foreign Taxes from any payments it makes to the Lender. If any such Taxes are imposed under Applicable Law on any payments made by the Borrower (including payments under this Section 3.11), and if such Tax is an Indemnified Tax, the Borrower shall pay the Taxes and will also pay to the Lender, at the time interest is paid, any additional amount which the Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such Taxes had not been imposed. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority, as provided in this Section 3.11, the Borrower will deliver to the Lender a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender within thirty (30) days after the due date.

ARTICLE IV

CONDITIONS OF CLOSING AND BORROWING

This Agreement and the obligation of the Lender to make the Term Loan shall become effective on the date that each of the following conditions shall have been satisfied (or waived by the Lender):

(a) Executed Loan Documents. This Agreement, a Note in favor of the Lender to the extent requested by the Lender, together with any other applicable Loan Documents, shall have been executed and delivered to the Lender by the parties thereto.

(b) Closing Certificates; Etc. The Lender shall have received each of the following in form and substance reasonably satisfactory to the Lender:

(i) Officer’s Certificate. A certificate from a Responsible Officer to the effect that (A) all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects);

(B) after giving effect to the transactions to occur on the Closing Date, no Default or Event of Default has occurred and is continuing; and (C) the Borrower has satisfied each of the conditions set forth in this ARTICLE IV (assuming satisfaction of the Lender where not advised otherwise).

(ii) Secretary’s Certificate. A certificate of a Responsible Officer certifying as to the incumbency and genuineness of the signature of each officer of the Borrower executing the Loan Documents and certifying that attached thereto is a true, correct and complete copy of (A) the articles of incorporation of the Borrower and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, (B) the bylaws of the Borrower as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of the Borrower authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents, and (D) the certificate required to be delivered pursuant to ARTICLE IV(b)(iii).

(iii) Certificate of Good Standing. A certificate dated as of a recent date of the good standing (or equivalent) of the Borrower under the laws of its jurisdiction of incorporation.

(iv) Opinions of Counsel. Favorable opinions of (A) Hunton Andrews Kurth LLP, as New York counsel to the Borrower and (B) the general counsel of the Borrower, in each case, addressed to the Lender, with respect to the Loan Documents and such other customary matters as the Lender shall reasonably request (which such opinions shall expressly permit reliance by permitted successors and assigns of the Lender).

(c) Payment at Closing. The Borrower shall have paid or made arrangements to pay contemporaneously with closing all reasonable and documented fees, charges and disbursements of Moore & Van Allen PLLC, as counsel to the Lender (directly to such counsel if requested by the Lender) to the extent invoiced at least two (2) Business Days prior to the Closing Date.

(d) Miscellaneous.

(i) Notices. The Lender shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.2.

(ii) Reserved.

(iii) PATRIOT Act, Etc.

(A) The Borrower shall have provided to the Lender, at least five (5) Business Days prior to the Closing Date, the documentation and other information requested by the Lender in writing at least ten (10) Business Days prior to the Closing Date in order to comply with requirements of any Anti-Money Laundering Laws, including, without limitation, the PATRIOT Act and any applicable “know your customer” rules and regulations.

(B) If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have delivered to the Lender, a Beneficial Ownership Certification at least five (5) Business Days prior to the Closing Date.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

To induce the Lender to enter into this Agreement and to advance the Term Loan hereunder, the Borrower hereby represents and warrants to the Lender on the Closing Date that:

Section 5.1 Organization; Power; Qualification. The Borrower and its Significant Subsidiaries (a) are duly organized, validly existing and in good standing under the laws of the respective jurisdictions of their incorporation or formation, (b) have the power and authority to own their respective Properties and to carry on their respective businesses as now being conducted and (c) are duly qualified and authorized to do business in each jurisdiction where such qualification is required, except, in each case referred to in clause (a) (other than with respect to the Borrower), clause (b) and clause (c), where a failure to do so would not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any Subsidiary thereof is an Affected Financial Institution.

Section 5.2 Authorization; Enforceability. The Borrower has the right, power and authority and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents to which it is a party have been duly executed and delivered by the duly authorized officers of the Borrower, and each such document constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

Section 5.3 Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party, in accordance with their respective terms, the Term Loan made to it hereunder and the transactions contemplated hereby or thereby do not and will not, by the passage of time, the giving of notice or otherwise, (a) require any Governmental Approval or violate any Applicable Law relating to the Borrower where the failure to obtain such Governmental Approval or such violation would reasonably be expected to have a Material Adverse Effect, (b) violate any Organization Document of the Borrower, (c) constitute a default under any material indenture, agreement or other material instrument with respect to Indebtedness to which the Borrower is a party or by which any of its properties may be bound or any material Governmental Approval relating to the Borrower, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower other than Permitted Liens or (e) require any consent or authorization of, filing with (except for filings or reports under the federal securities laws or except as would not have an adverse effect on the Lender in any material respect), or other action in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than consents, authorizations, filings or other acts or consents that have been obtained or for which the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.4 Compliance with Law; Governmental Approvals. The Borrower and each Significant Subsidiary thereof is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws and all orders and decrees of all courts and arbitrators relating to it or any of its respective properties except, in each case, where such failure is being contested in good faith by appropriate proceedings diligently conducted or as would not reasonably be expected to have a Material Adverse Effect.

Section 5.5 Tax Returns and Payments. The Borrower and its Significant Subsidiaries have filed all material tax returns required to be filed by them, and have paid all material taxes due and payable, except (a) those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or (b) where the failure would not reasonably be expected to have a Material Adverse Effect.

Section 5.6 Environmental Matters. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Borrower and each Significant Subsidiary complies in all material respects with, and has not violated in any material respects any, applicable Environmental Laws, and is aware of no events, conditions or circumstances involving liability under or continued compliance with such Environmental Laws that would reasonably be expected to have a Material Adverse Effect.

Section 5.7 Employee Benefit Matters. Except for instances of noncompliance that would not reasonably be expected to have a Material Adverse Effect, the Borrower and each Significant Subsidiary is in compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder. No Reportable Event has occurred as to which both (a) the Borrower or any of its Significant Subsidiaries was required to file a report with the PBGC and (b) would reasonably be expected to have a Material Adverse Effect.

Section 5.8 Margin Stock. Neither the Borrower nor any of its Subsidiaries is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of the Term Loans will be used for purchasing or carrying margin stock or for any purpose which violates the provisions of Regulation T, U or X of such Board of Governors.

Section 5.9 Government Regulation. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act).

Section 5.10 Financial Statements. The Historical Financial Statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

Section 5.11 No Material Adverse Change. Since December 31, 2024, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect, except as may have been disclosed in any ’34 Act Reports or other filings with the SEC prior to the Closing Date (excluding any disclosures that are cautionary, predictive or forward-looking in nature).

Section 5.12 Litigation. Except as disclosed in the ’34 Act Reports, there are no actions, suits or proceedings pending nor, to its knowledge, threatened in writing against the Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that would reasonably be expected to have a Material Adverse Effect.

Section 5.13 Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and directors and, to the knowledge of the Borrower, its employees and agents, are in compliance in all material respects with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions. None of the Borrower, any of its Subsidiaries or, to the knowledge of the Borrower, any of their respective directors, officers, employees or agents that will act in any capacity in connection with or benefit from the Term Loans, is a Sanctioned Person. The Borrower will not, directly or knowingly indirectly, use the proceeds of the Term Loans in any manner that would violate any Anti-Corruption Law, Anti-Money Laundering Law or applicable Sanctions.

Section 5.14 Absence of Defaults. No Default has occurred and is continuing.

Section 5.15 Disclosure. No financial statement, material report, material certificate or other material written information furnished by or on behalf of the Borrower to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, pro forma financial information, information of a general economic or industry specific nature, estimated financial information and other projected, forward looking or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from such projections, and such variation may be material). As of the Closing Date, all of the information included in the Borrower’s Beneficial Ownership Certification is true and correct in all material respects.

Section 5.16 Outbound Investment Rules. Neither the Borrower nor any Subsidiary is a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither the Borrower nor any Subsidiary currently engages, or has any present intention to engage in the future, directly or indirectly, in (a) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (b) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, or (c) any other activity that would cause the Lender to be in violation of the Outbound Investment Rules or cause the Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement or any other Loan Document.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, the Borrower covenants and agrees that it will:

Section 6.1 Financial Statements and Budgets. Deliver to the Lender:

(a) Annual Financial Statements. As soon as practicable and in any event within one hundred and twenty (120) days after the end of each Fiscal Year (commencing with the Fiscal Year ended December 31, 2025), an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, shareholders’ equity and cash flows including the notes thereto, setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP. Such annual financial statements shall be audited by an independent certified public accounting firm of recognized national standing, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit.

(b) Quarterly Financial Statements. As soon as practicable and in any event within sixty (60) days after the end of each of the first three fiscal quarters of each Fiscal Year (commencing with the fiscal quarter ending March 31, 2026), an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, stockholders’ equity and cash flows and a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP, and certified by the chief financial officer, treasurer or other financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes.

Section 6.2 Certificates; Other Reports. Deliver to the Lender:

(a) at each time financial statements are delivered pursuant to Section 6.1, a duly completed Officer’s Compliance Certificate signed by a Responsible Officer showing (commencing with the fiscal quarter ending on March 31, 2026) compliance with the financial covenant set forth in Section 7.6 and stating that it has no knowledge of the existence of any continuing Default or Event of Default (or, if a Default or Event of Default has occurred and is then continuing, specifying the details of such Default or Event of Default and the action that the Borrower has taken or proposes to take with respect thereto);

(b) promptly after the same become publicly available, copies of all reports, notices, prospectuses and registration statements which the Borrower files with the SEC;

(c) promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable Anti-Money Laundering Laws (including, without limitation, any applicable “know your customer” rules and regulations and the PATRIOT Act), as from time to time reasonably requested by the Lender; and

(d) such other information regarding the operations, business affairs and financial condition of the Borrower or any Significant Subsidiary thereof as the Lender may reasonably request; provided, that neither the Borrower nor any of its Subsidiaries will be required to disclose, deliver or provide any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Lender (or its representatives or contractors) is prohibited by law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

Documents required to be delivered pursuant to Section 6.1 or Section 6.2(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address at www.evergy.com (or a successor website); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet, the SEC’s website or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender).

Section 6.3 Notice of Litigation and Other Matters. Promptly notify the Lender in writing of any Responsible Officer obtaining knowledge of:

(a) the occurrence of any Default or Event of Default;

(b) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses in each case that could reasonably be expected to result in a Material Adverse Effect;

(c) any notice of any violation received by the Borrower or any Significant Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of applicable Environmental Laws which in any such case would reasonably be expected to have a Material Adverse Effect; and

(d) to the extent the same would reasonably be expected to have a Material Adverse Effect, (i) all notices received by the Borrower of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (ii) all notices received by the Borrower from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iii) any ERISA Affiliate thereof has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA.

Section 6.4 Preservation of Legal Existence; Maintenance of Property and Licenses.

(a) Except as permitted by Section 7.2, (i) preserve and maintain its, and its Significant Subsidiaries’, corporate existence or equivalent entity form and (ii) take all reasonable action to maintain, and cause each of its Significant Subsidiaries to maintain, in full force and effect, each and every material license, permit, certification, qualification, approval or franchise issued by any Governmental Authority required for each of them to conduct their respective businesses as presently conducted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) Maintain, and cause each of its Significant Subsidiaries to maintain, all Properties necessary in and material to its business in good working order and condition (casualty and ordinary wear and tear excepted), in each case except as such action or inaction would not reasonably be expected to result in a Material Adverse Effect.

Section 6.5 [Reserved].

Section 6.6 Insurance. Maintain, or cause to be maintained, insurance covering it and its Significant Subsidiaries (which may be carried by the Borrower on a consolidated basis) with financially sound and reputable insurance companies (in the good faith judgment of management) against such risks and in such amounts (giving effect to self-insurance) as are customarily maintained by similar businesses.

Section 6.7 Accounting Methods and Financial Records. Keep, and cause each of its Significant Subsidiaries to keep, proper books and records (which shall be accurate and complete in all material respects) in a manner to allow the preparation of financial statements in accordance with GAAP.

Section 6.8 Payment of Taxes. Pay, and cause each of its Significant Subsidiaries to pay, all taxes imposed upon it or any of its Property, except (a) to the extent being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of the Borrower or its Subsidiaries, as applicable, or (b) where the failure to pay such items would not reasonably be expected to have a Material Adverse Effect.

Section 6.9 Compliance with Laws. Comply, and cause each of its Significant Subsidiaries to comply, with all Applicable Laws (including ERISA and Environmental Laws), in each case applicable to the conduct of its business except where the failure to do so would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.10 Visits and Inspections. Permit, and cause each of its Significant Subsidiaries to permit, representatives of the Lender, from time to time (but no more than once annually if no Event of Default shall exist) upon reasonable prior notice and at such reasonable times during normal business hours, to visit and inspect its properties; inspect and make extracts from its books, records and files; and discuss with its principal officers, its business, financial condition and results of operations, subject, however, in all cases to the imposition of such conditions as the Borrower shall deem necessary based on reasonable considerations of safety and security; provided, that (a) absent an Event of Default, the Borrower shall not be required to pay for any such visit or inspection, (b) when an Event of Default exists, the Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice and (c) the Borrower may, at its option, have one or more employees or representatives present at, and participate in, any such discussion. Notwithstanding anything to the contrary in this Section 6.10, neither the Borrower nor any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Lender (or its representatives or contractors) is prohibited by law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 6.11 Use of Proceeds.

(a) Use the proceeds of the Term Loan for working capital, capital expenditures, permitted acquisitions and general corporate purpose of the Borrower and its Subsidiaries.

(b) Not use, and cause its Subsidiaries not to use, the proceeds of the Term Loan, directly or knowingly indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case, in violation of applicable Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 6.12 Compliance with Anti-Corruption Laws; Beneficial Ownership Regulation, Anti-Money Laundering Laws and Sanctions. (a) Maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, (b) notify the Lender of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and (c) promptly upon the reasonable request of the Lender, provide the Lender with any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

ARTICLE VII

NEGATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, the Borrower covenants and agrees that it will not:

Section 7.1 Liens. Create, incur, assume or suffer to exist, or permit any of its Significant Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its Property, whether now owned or hereafter acquired, except:

(a) Liens created (i) pursuant to the Loan Documents or (ii) pursuant to that certain Amended and Restated Credit Agreement dated as of August 31, 2021 by and among the Borrower, Evergy Missouri West, Evergy Metro, Evergy Kansas, the lenders party thereto from time to time and Wells Fargo Bank, National Association, as administrative agent for the lenders, as amended, restated, supplemented or otherwise modified from time to time;

(b) Liens in existence on the Closing Date and described on Schedule 7.1, and the replacement, renewal or extension thereof; provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date, except for products and proceeds of the foregoing;

(c) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) (i) which are not yet due and payable or as to which the period of grace (if any), related thereto has not expired or (ii) which are being contested in good faith by appropriate proceedings and for which adequate reserves for such items have been maintained to the extent required by GAAP;

(d) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not overdue for a period of more than sixty (60) days, or if more than sixty (60) days overdue, such Liens are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(e) deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure (or to obtain letters of credit that secure) the performance of tenders, bids, trade contracts and leases (other than for the repayment of Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds, purchase, construction or sales contracts and other obligations of a like nature;

(f) encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or materially impair the use thereof;

(g) Liens arising from the filing of precautionary UCC financing statements relating solely to Operating Leases or consignment or bailee arrangements;

(h) Liens on Property securing Indebtedness incurred or assumed at the time of, or within twelve (12) months after, the acquisition, construction or improvement of such Property for the purpose of financing all or any part of the cost of acquiring, constructing or improving such Property; provided that (i) such Lien attaches to such Property concurrently with or within twelve (12) months after the acquisition thereof and (ii) such Lien attaches solely to the Property so acquired in such transaction;

(i) Liens (i) consisting of judgment or judicial attachment Liens, provided that the claims giving rise to such Liens are being diligently contested in good faith by appropriate proceedings, adequate reserves for the obligations secured by such Liens have been established and enforcement of such Liens have been stayed and (ii) securing judgments for the payment of money not constituting an Event of Default under Section 8.1(l) or securing appeal or other surety bonds relating to such judgments;

(j) (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary bank or other financial institution in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any deposit account of the Borrower or any Subsidiary thereof or arising under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(k) (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) contractual Liens of suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract;

(l) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or its Subsidiaries or materially detract from the value of the relevant assets of the Borrower or its Subsidiaries or (ii) secure any Indebtedness;

(m) Liens on the stock or assets of any Subsidiary of the Borrower created pursuant to “rate reduction” bonds, for the payment of which legislatively authorized charges are imposed on customers;

(n) Liens required by any contract or statute in order to permit the Borrower or any Subsidiary thereof to perform any contract or subcontract made by it with or pursuant to the requirements of a Governmental Authority, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances of credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair the use of Property in the operation of the business of the Borrower and its Subsidiaries taken as a whole;

(o) rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any Applicable Laws, to terminate such right, power, franchise, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Property of the Borrower or any of its Subsidiaries;

(p) Liens on Property acquired by the Borrower or a Subsidiary thereof after the Closing Date existing on such Property at the time of acquisition thereof (and not created in anticipation thereof); provided that in any such case no such Lien shall extend to or cover any other Property of the Borrower or such Subsidiary, as the case may be;

(q) Liens on the Property, revenues and/or assets of any Person that exist at the time such Person becomes a Subsidiary and the continuation of such Liens in connection with any refinancing or restructuring of the obligations secured by such Liens;

(r) Liens arising under (i) the General Mortgage Indenture and Deed of Trust Dated December 1, 1986 from Evergy Metro to UMB, N.A., (ii) the Mortgage and Deed of Trust dated July 1, 1939 between Evergy Kansas and Harris Trust and Savings Bank, Trustee, (iii) the Mortgage and Deed of Trust, dated as of April 1, 1940, between EKS to Guaranty Trust Company of New York, (iv) First Mortgage Indenture and Deed of Trust, dated as of March 1, 2022, between Evergy Missouri West and UMB Bank, N.A. and (v) the Indenture between Evergy Missouri West Storm Funding I, LLC and The Bank of New York Mellon Trust Company, N.A., dated as of February 23, 2024;

(s) Liens in favor of any Governmental Authority granted to secure pollution control or industrial revenue or similar bond financings, which Liens in each financing transaction cover only Property the acquisition or construction of which was financed by such financings and Property related thereto;

(t) Liens on or over gas, oil, coal, fissionable material, or other fuel or fuel products as security for any obligations incurred by the Borrower or any of its Subsidiaries (or any special purpose entity formed by such Person) for the sole purpose of financing the acquisition or storage of such fuel or fuel products or, with respect to nuclear fuel, the processing, reprocessing, sorting, storage and disposal thereof;

(u) Liens on (including Liens arising out of the sale of) accounts receivable and/or contracts which will give rise to accounts receivable of the Borrower or any Subsidiary thereof, and other Liens on (including Liens arising out of the sale of) accounts receivable and/or contracts which will give rise to accounts receivable of the Borrower or any Subsidiary thereof;

(v) Liens on Property or assets of a Subsidiary securing obligations owing to the Borrower or any Subsidiary (other than a Project Finance Subsidiary);

(w) Liens on the stock or other equity interests of any Project Finance Subsidiary to secure obligations of such Project Finance Subsidiary (provided that the agreement under which any such Lien is created shall expressly state that it is non-recourse to the pledgor);

(x) Liens on Property of any Subsidiary of the Borrower arising in connection with utility co-ownership, co-operating and similar agreements that are consistent with the utilities business and ancillary operations;

(y) Liens securing Hedge Agreements permitted to be incurred under this Agreement;

(z) Liens incidental to the normal conduct of the business of the Borrower or any Subsidiary or ownership of its property that are not incurred in connection with the incurrence of Indebtedness and that do not in the aggregate materially impair the use of such property in the operation of the business of the Borrower and its Subsidiaries taken as a whole or the value of such property for the purposes of such business;

(aa) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(bb) Liens on insurance policies and the proceeds thereof securing the financing of the insurance premiums with respect thereto;

(cc) Liens (i) on cash advances in favor of the seller of any property to be acquired in an acquisition or investment and (ii) consisting of an agreement to dispose of any property in a disposition permitted under Section 8.2; and

(dd) Liens which would otherwise not be permitted by clauses (a) through (cc) securing additional Indebtedness of the Borrower or any Subsidiary thereof (other than a Project Finance Subsidiary); provided that after giving effect thereto the aggregate unpaid principal amount of Indebtedness of the Borrower and its Subsidiaries (other than any Project Finance Subsidiary) (including prepayment premiums and penalties) secured by Liens permitted by this clause (dd) shall not exceed the greater of (a) $50,000,000 and (b) ten percent (10%) of Consolidated Tangible Net Worth.

Section 7.2 Fundamental Changes. Merge, consolidate or enter into any similar combination with any other Person, or sell, lease, transfer or otherwise dispose of all or substantially all of its assets (whether in a single transaction or a series of transactions), or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or permit any of its Significant Subsidiaries to do any of the foregoing, except:

(a) any Subsidiary may be merged, amalgamated, consolidated or combined with or into any other Subsidiary or with or into the Borrower; provided that, if the Borrower is a party to such merger, amalgamation, consolidation or combination, then the Borrower shall be the continuing or surviving Person;

(b) to the extent not resulting in an Event of Default, any Subsidiary which is not a Significant Subsidiary may liquidate, wind-up or dissolve itself pursuant to any Debtor Relief Laws or otherwise;

(c) any Subsidiary may sell or transfer accounts receivable, in each case pursuant to one or more securitization transactions;

(d) any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to, or consolidate or merge into, the Borrower or any other Subsidiary; and

(e) the Borrower may sell all or substantially all of its assets to, or consolidate with or merge into, any other Person, or permit another Person to merge into it; provided that (i) the surviving Person, if such surviving Person is not the Borrower, or the transferee Person in the case of a sale of all or substantially all of the Borrower’s assets (A) shall be a Person organized and existing under the laws of the United States of America or a state thereof or the District of Columbia, (B) shall expressly assume, in a writing reasonably satisfactory to the Lender, the due and punctual payment of the Obligations and the due and punctual performance of and compliance with all of the terms of this Agreement and the other Loan Documents to be performed or complied with by the Borrower and (C) shall deliver all documents required to be delivered pursuant to ARTICLE IV(b)(ii), (b)(iii), (b)(iv), ARTICLE IV(d)(i) and ARTICLE IV(d)(iii), (ii) immediately before and after such merger, consolidation or sale, there shall not exist any Default or Event of Default and (iii) the surviving Person of such merger or consolidation, or the transferee Person of the assets of the Borrower, as applicable, has, immediately following the consummation of such merger or consolidation or sale, a Debt Rating from Moody’s of Baa3 or better or a Debt Rating from S&P of BBB- or better.

Section 7.3 Restrictions on Subsidiary Dividends. Enter into (or permit any of its Significant Subsidiaries to enter into) any agreement prohibiting or restricting the ability of any Significant Subsidiary to declare or pay dividends to the Borrower except for those existing on the Closing Date; provided, that the foregoing provisions shall not prohibit (a) the Borrower or any Subsidiary from entering into any debt instrument containing a total debt to capitalization covenant or (b) any obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary of the Borrower.

Section 7.4 [Reserved].

Section 7.5 Transactions with Affiliates. Enter into (or permit any of its Significant Subsidiaries to enter into) any transaction (including the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms that are no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arm’s length transaction, except:

(a) those existing on the Closing Date;

(b) to the extent required by Applicable Law or regulation;

(c) with respect to a Project Finance Subsidiary;

(d) transactions expressly permitted under this Agreement;

(e) transactions solely between or among the Borrower and any Subsidiary of the Borrower or any Subsidiary of the Borrower and any other Subsidiary of the Borrower which is, in each case, not prohibited hereunder and which does not involve any other Affiliate;

(f) employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business;

(g) payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business;

(h) any transaction or series of related transactions with an aggregate value or payment of less than $1,000,000; and

(i) transactions otherwise permitted by a state regulatory agency with authority over the Borrower or Subsidiary of the Borrower.

Section 7.6 Financial Covenant. Permit, as of the last day of each fiscal quarter commencing with the fiscal quarter ended March 31, 2026, the ratio of Total Indebtedness to Total Capitalization to be greater than 0.65 to 1.0.

Section 7.7 Outbound Investment Rules. Directly or indirectly, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, or (iii) any other activity that would cause the Lender to be in violation of the Outbound Investment Rules or cause the Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement or any other Loan Document.

ARTICLE VIII

DEFAULT AND REMEDIES

Section 8.1 Events of Default. Each of the following shall constitute an Event of Default hereunder and under the other Loan Documents:

(a) Default in Payment of Principal of Loans. The Borrower shall default in any payment of principal of any Loan when and as due (whether at maturity, by reason of acceleration or otherwise).

(b) Other Payment Default. The Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or the payment of any other Obligation, and such default shall continue for a period of five (5) Business Days.

(c) Misrepresentation. Any representation or warranty made or deemed made by the Borrower or any Responsible Officer thereof in this Agreement, in any other Loan Document, or in any certificate delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect in any respect when made or deemed made or any representation or warranty made or deemed made by or on behalf of the Borrower or any Responsible Officer thereof in this Agreement, any other Loan Document, or in any certificate delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect in any material respect when made or deemed made.

(d) Default in Performance of Certain Covenants. The Borrower shall default in the performance or observance of any covenant or agreement contained in Section 6.3(a), Section 6.4 (with respect to the Borrower’s existence), Section 6.11 or Article VII.

(e) Default in Performance of Other Covenants and Conditions. The Borrower shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in this Section 8.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after the earlier of (i) the Lender’s delivery of written notice thereof to the Borrower and (ii) a Responsible Officer having obtained knowledge thereof; provided that if such breach is capable of cure but (x) cannot be cured by payment of money and (y) cannot be cured by diligent efforts within such thirty (30) day period, but such diligent efforts shall be properly commenced within such thirty (30) day period and the Borrower is diligently pursuing, and shall continue to pursue diligently, remedy of such failure, the cure period shall be extended for an additional ninety (90) days, but in no event beyond the Maturity Date.

(f) Indebtedness Cross-Default. The Borrower or any of its Significant Subsidiaries shall (i) default in the payment of any Indebtedness (other than the Loans) the aggregate outstanding principal amount, or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount when the same becomes due beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans) the aggregate outstanding principal amount, or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto, the effect of which default is to cause or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, after the giving of notice and/or lapse of time, if required, any such Indebtedness to become due, or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity (any applicable grace period having expired); provided that this clause (f) shall not apply to Indebtedness that becomes due as a result of (A) any sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (it being understood that this clause (f) will apply to any failure to make any payment required as a result of any such sale, transfer or other disposition, after giving effect to any grace periods applicable thereunder) and (B)(1) holders of any such Indebtedness constituting convertible indebtedness of the Borrower converting such Indebtedness pursuant to its terms into common stock of the Borrower (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower), cash or a combination thereof, unless, in any case, such conversion results from a default thereunder or an event of the type that constitutes an Event of Default, and (2) any termination of any related swap or hedging instrument.

(g) Change of Control. Any Change of Control shall occur.

(h) Voluntary Bankruptcy Proceeding. The Borrower or any of its Significant Subsidiaries shall (i) commence a voluntary case under any Debtor Relief Laws, (ii) file a petition seeking to take advantage of any Debtor Relief Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(i) Involuntary Bankruptcy Proceeding. An involuntary case or other proceeding shall be commenced against the Borrower or any of its Significant Subsidiaries thereof in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any of its Significant Subsidiaries or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(j) Failure of Agreements. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect with respect to the Borrower; or the Borrower or any Person on its behalf contests in writing the validity or enforceability of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document.

(k) ERISA Events. The occurrence of any of the following events: (i) the Borrower or any ERISA Affiliate thereof fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Sections 412 or 430 of the Code, the Borrower or any ERISA Affiliate thereof is required to pay as contributions thereto and such unpaid amounts are in excess of the Threshold Amount or (ii) the Borrower or any ERISA Affiliate thereof as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring annual installment payments in an amount exceeding the Threshold Amount.

(l) Judgment. One or more judgments, orders or decrees shall be entered against the Borrower or any of its Significant Subsidiaries by any court and continues without having been discharged, vacated or stayed for a period of thirty (30) consecutive days after the entry thereof and such judgments, orders or decrees are for the payment of money, individually or in the aggregate (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage), equal to or in excess of the Threshold Amount.

(m) Subsidiaries. Subject to any transactions permitted under Section 7.2, the Borrower shall fail to own, directly or indirectly, all of the outstanding Equity Interests of (i) Evergy Metro which, in the absence of any contingency, has the right to vote in an election of directors of Evergy Metro, (ii) Evergy Missouri West which, in the absence of any contingency, has the right to vote in an election of directors of Evergy Missouri West or (iii) Evergy Kansas which, in the absence of any contingency, has the right to vote in an election of directors of Evergy Kansas.

Section 8.2 Remedies. Upon the occurrence and during the continuance of an Event of Default, the Lender may, with notice to the Borrower:

(a) Acceleration; Termination of Term Loan. Declare the principal of and interest on the Term Loans at the time outstanding, and all other amounts owed to the Lender under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, anything in this Agreement or the other Loan Documents to the contrary notwithstanding; provided, that upon the occurrence of an Event of Default specified in Section 8.1(h) or (i) with respect to the Borrower, without any notice to the Borrower or any other act by the Lender, all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b) General Remedies. Exercise all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations.

Section 8.3 Rights and Remedies Cumulative; Non-Waiver; Etc. No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 8.4 Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.2) or if at any time insufficient funds are received by and available to the Lender to pay fully all Obligations then due hereunder, any amounts received on account of the Obligations shall be applied by the Lender in its sole discretion.

ARTICLE IX

[RESERVED]

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, e-mail, mailed by certified or registered mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, to the address, e-mail address or telephone number specified for the Borrower:

If to the Borrower:

1200 Main Street

Kansas City, Missouri 64105

Attention: Geoffrey T. Ley, Treasurer

Telephone: (214) 701-0345

Email: Geoffrey.Ley@evergy.com

With a copy to:

1200 Main Street

Kansas City, Missouri 64105

Attention: Heather Humphrey, General Counsel

Telephone: (816) 556-2335

Email: Heather.Humphrey@evergy.com

and a copy to:

Hunton Andrews Kurth LLP

Riverfront Plaza - East Tower

951 East Byrd Street

Richmond, Virginia 23219

Attention: Eric J. Nedell

Telephone: (804) 787-8078

Email: enedell@hunton.com

If to the Lender:

Bank of America, N.A.

Loan Servicing

7105 CORPORATE DR

PLANO, TX,75024

Attn: Katlyn Tran

Email: Katlyn.tran@bofa.com

Phone: 469-201-4056

With a copy to:

Moore & Van Allen PLLC

100 North Tryon Street

Suite 4700

Charlotte, NC 28202-4003

Attention: Christine York

Phone: (704) 331-3637

Email: christineyork@mvalaw.com

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Lender. The Lender or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Lender’s Office. The Lender hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower, as the Lender’s Office referred to herein, to which payments due are to be made and at which the Term Loans will be disbursed.

(d) Change of Address, Etc. The Borrower or the Lender may change its address or other contact information for notices and other communications hereunder by written notice to the other parties hereto.

(e) [Reserved].

(f) [Reserved].

(g) Reliance by Lender. The Lender shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices and Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lender and its Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.

Section 10.2 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Lender and the Borrower and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 10.3 Expenses; Indemnity.

(a) Costs and Expenses. The Borrower agrees to pay on demand (i) all reasonable and documented out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender, but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel and, if reasonably necessary, a single local counsel in each relevant jurisdiction and with respect to each relevant specialty), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by the Lender (including the reasonable and documented fees, charges and disbursements of any counsel for the Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.3, or (B) in connection with the Term Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Lender and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims), penalties, damages, liabilities and related reasonable and documented out-of-pocket expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one outside counsel to all Indemnitees (taken as a whole) and, if reasonably necessary, a single local counsel and a single specialty counsel, if applicable, for all Indemnitees (taken as a whole) in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affect Indemnitees similarly situated and take as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower), arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary thereof, or any Environmental Claim arising from the activities, operations or property of the Borrower or any Subsidiary thereof, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Lender is a party thereto) relating to any of the foregoing, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, material breach of this Agreement or willful misconduct of such Indemnitee or (B) result from any dispute solely among Indemnitees, and other than any claims arising out of any act or omission on the part of the Borrower or any of its Subsidiaries or Affiliates. This Section 10.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages or related liabilities arising from any non-Tax claim. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return any and all amounts paid by the Borrower to such Indemnitee for fees, expenses or damages to the extent it is ultimately determined by a court of competent jurisdiction by a final and nonappealable judgment that such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof.

(c) [Reserved].

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, each party hereto agrees not to assert, and hereby waives, any claim against each other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that nothing in this sentence shall limit the Borrower’s indemnification obligations set forth in Section 10.3(b) to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which any Indemnitee is entitled to indemnification hereunder. No Indemnitee referred to in Section 10.3(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except for direct or actual damages (not special, indirect, consequential or punitive damages) resulting from such Indemnitee’s gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section 10.3 shall, unless otherwise set forth above, be payable not later than ten (10) Business Days after written demand therefor.

(f) Survival. Each party’s obligations under this Section 10.3 shall survive the termination of the Loan Documents and payment of the obligations hereunder.

Section 10.4 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.5 Governing Law; Jurisdiction, Etc.

(a) Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Submission to Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Lender or any Related Party of the Lender in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.5(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

Section 10.6 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

Section 10.7 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

Section 10.8 Successors and Assigns. This Agreement is binding on the Borrower’s and the Lender’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Lender’s prior written consent. The Lender agrees that it may not assign all or any portion of its rights and obligations under this Agreement (including all or a portion of the Loans at any time owing to it) without the Borrower’s prior written consent, provided that no consent of the Borrower shall be required if an Event of Default then exists.

Section 10.9 Treatment of Certain Information; Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective Related Parties in connection with the Term Loans, this Agreement and the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), in which case, the Lender shall promptly notify the Borrower, in advance, to permit an opportunity for the Borrower, to the extent practicable and to the extent permitted by Applicable Law, to seek a protective order or injunctive relief, except with respect to any routine or ordinary course audit or examination conducted by bank examiners or any governmental bank regulatory authority exercising examination or regulatory authority, (c) as to the extent required by Applicable Laws or regulations or in any legal, judicial, administrative proceeding or other compulsory process (after providing notice to the Borrower, to the extent permitted by Applicable Law and practicable, to permit an opportunity to seek a protective order or injunctive relief other than in connection with any examination of the financial condition or other routine examination of such Person), (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document, or any action or proceeding relating to this Agreement or any other Loan Document, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.9, to (i) any assignee or prospective assignee of any of its rights and obligations under this Agreement, (ii) any actual or prospective party (or its Related Parties) to any swap or derivative transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder or (iii) any credit insurance provider relating to the Borrower and its obligations, (g) on a confidential basis to any rating agency in connection with rating the Borrower or its Subsidiaries or the Term Loans, (h) with the consent of the Borrower, (i) deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Lender in connection with the administration of the Loan Documents, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.9 or (ii) becomes available to the Lender or any of its Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to the Borrower, (k) to the extent that such information is independently developed by such Person, or (l) for purposes of establishing a “due diligence” defense. For purposes of this Section 10.9, “Information” means all information received from the Borrower or any Subsidiary thereof relating to the Borrower or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary thereof; provided that, in the case of information received from the Borrower or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.9 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person.

Section 10.10 Survival. All representations and warranties set forth in ARTICLE V and all representations and warranties contained in any Loan Document (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lender or any borrowing hereunder.

Section 10.11 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

Section 10.12 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction. In the event that any provision is held to be so prohibited or unenforceable in any jurisdiction, the Lender and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in such jurisdiction.

Section 10.13 Electronic Execution; Electronic Records, Counterparts; Integration, Effectiveness.

(a) This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Borrower and the Lender agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Lender may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Lender is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Lender has agreed to accept such Electronic Signature, the Lender shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower without further verification and regardless of the appearance or form of such Electronic Signature, and (b) upon the request of the Lender, Electronic Signature shall be promptly followed by a manually executed counterpart.

(b) The Lender shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

(c) The Borrower hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Lender and each Related Party for any liabilities arising solely from the Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

(d) This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 10.14 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full, and the Commitments have been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

Section 10.15 USA PATRIOT Act; Anti-Money Laundering Laws. The Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address and tax identification number of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the PATRIOT Act or such Anti-Money Laundering Laws.

Section 10.16 Independent Effect of Covenants. The Borrower expressly acknowledges and agrees that each covenant contained in Articles VI or VII hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VI or VII, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VI or VII.

Section 10.17 No Advisory or Fiduciary Responsibility.

(a) In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the Term Loans provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, on the one hand, and the Lender, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, the Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) except as specifically provided in this Agreement, the Lender has not assumed and will not assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and the Lender has no obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and the Lender has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Lender has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.

(b) The Borrower acknowledges and agrees that the Lender and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, the Borrower, any Affiliate thereof or any other Person that may do business with or own securities of any of the foregoing, all as if the Lender, or such Affiliate thereof were not a Lender or an Affiliate thereof (or an agent or any other Person with any similar role hereunder) and without any duty to account therefor to the Borrower or any of its Affiliates. The Lender and any Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement, the Term Loans or otherwise without having to account for the same to the Borrower or any of its Affiliates.

Section 10.18 Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control.

Section 10.19 [Reserved].

Section 10.20 [Reserved].

Section 10.21 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b) As used in this Section 10.21, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	EVERGY, INC.,
a Missouri corporation

	By:	/s/ Geoffrey T. Ley
	Name:	Geoffrey T. Ley
	Title:	Senior Vice President, Corporate Planning and Treasurer

364-DAY CREDIT AGREEMENT

EVERGY, INC.

BANK OF AMERICA, N.A., as Lender

By:	/s/ Jacqueline G. Margetis
Name:	Jacqueline G. Margetis
Title:	Director

364-DAY CREDIT AGREEMENT

EVERGY, INC.

SCHEDULE 1.1

COMMITMENTS

Lender	Commitment	Applicable Percentage of Commitment
Bank of America, N.A.	$55,000,000.00	100.000000000%
TOTALS	$55,000,000.00	100.000000000%

Schedule 7.1

Existing Liens

Liens arising under that certain Mortgage, Assignment of Rents, Security Agreement and Fixture Filing dated December 11, 2014 by Prairie Wind Transmission, LLC in favor of U.S. Bank, National Association

Liens relating to the leveraged lease of a 50% interest in LaCygne Energy Center, including pursuant to the Trust Indenture, Security Agreement and Mortgage, dated September 1, 1987 and as amended from time to time, by and between U.S. Bank National Association (as successor in interest to State Street Bank and Trust Company and The Connecticut National Bank), Comcast MO Financial Services, Inc. (as successor in interest to U.S. West Financial Services, Inc.), Deutsche Bank Trust Company Americas (as successor in interest to Bankers Trust Company) and EKS

Liens arising out of any securitization transaction completed pursuant to securitization legislation and applicable regulations and financing orders

Liens in connection with any pledge or collateral bonds issued under instruments identified in Section 7.1(r) in favor of trustees of otherwise unsecured debt instruments

Liens related to Capital Lease Obligations as disclosed in applicable ’34 Act Reports

Liens relating to railcars and vehicles for which financing statements have been filed in applicable Secretary of States offices

Liens relating to storage facilities and equipment leases for which financing statements have been filed in applicable Secretary of States offices

EXHIBIT A

to

Term Loan Credit Agreement

dated as of January 7, 2026

by and between

Evergy, Inc.,

as Borrower,

and

Bank of America, N.A.,

as Lender

FORM OF NOTE

NOTE

____________, 20__

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to Bank of America, N.A., and its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Term Loan Credit Agreement, dated as of January 7, 2026 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), by and between the Borrower and the Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Lender in Dollars in immediately available funds at the Lender’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[signature page follows]

EVERGY, INC.,
a Missouri corporation

By:
Name:
Title:

EXHIBIT B

to

Term Loan Credit Agreement

dated as of January 7, 2026

by and between

Evergy, Inc.,

as Borrower,

and

Bank of America, N.A.,

as Lender

FORM OF NOTICE OF BORROWING

NOTICE OF BORROWING

Date: ___________, _____

To:	Bank of America, N.A., as Lender

Ladies and Gentlemen:

Reference is made to that certain Term Loan Credit Agreement, dated as of January 7, 2026, (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), by and between Evergy, Inc., a Missouri corporation (the “Borrower”), and Bank of America, N.A. (the “Lender”).

The undersigned hereby requests a borrowing of Term Loans:

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of [SOFR Loans][Base Rate Loans].

4.	For SOFR Loans: with an Interest Period of ___ months.

With respect to such borrowing, the Borrower hereby represents and warrants that (i) such request complies with the requirements of Section 2.2 of the Credit Agreement and (ii) each of the conditions set forth in Article IV of the Credit Agreement have been satisfied on and as of the date of such borrowing.

[signature page follows]

EVERGY, INC.,
a Missouri corporation

By:

Name:

Title:

EXHIBIT C

[Reserved.]

EXHIBIT D

to

Term Loan Credit Agreement

dated as of January 7, 2026

by and between

Evergy, Inc.,

and

Bank of America, N.A.,

as Lender

FORM OF NOTICE OF PREPAYMENT

NOTICE OF PREPAYMENT

TO:	Bank of America, N.A., as Lender

RE:	Term Loan Credit Agreement, dated as of January 7, 2026 by and between Evergy, Inc., a Missouri corporation (the “Borrower”), and Bank of America, N.A., as Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

The Borrower hereby notifies the Lender that on _____________1 pursuant to the terms of Section 2.4 of the Credit Agreement, the Borrower intends to prepay/repay the following Loans as more specifically set forth below:

☐ Optional prepayment of Term Loans in the following amount(s):

☐ SOFR Loans: $ [2]
Applicable Interest Period:

☐ Base Rate Loans: $ [3]

[This Notice of Prepayment is conditioned upon the effectiveness of another transaction and is revocable by the Borrower in accordance with Section 2.4(a) of the Credit Agreement.]

Delivery of an executed counterpart of a signature page of this notice by electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

[signature page follows]

[1]	Specify date of such prepayment.
[2]	Any prepayment of SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or if less, the entire principal amount thereof outstanding).
[3]

Any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof in excess thereof (or if less, the entire principal amount thereof outstanding).

EVERGY, INC., a Missouri corporation

By:
Name:
Title:

EXHIBIT E

to

Term Loan Credit Agreement

dated as of January 7, 2026

by and between

Evergy, Inc.,

as Borrower,

and

Bank of America, N.A.,

as Lender

FORM OF NOTICE OF CONVERSION/CONTINUATION

NOTICE OF CONVERSION/CONTINUATION

Date: ___________, _____

To:	Bank of America, N.A., as Lender

Ladies and Gentlemen:

Reference is made to that certain Term Loan Credit Agreement, dated as of January 7, 2026, (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), by and between Evergy, Inc., a Missouri corporation (the “Borrower”), and Bank of America, N.A. (the “Lender”).

The undersigned hereby requests a [conversion][continuation] of [SOFR Loans][Base Rate Loans]:

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of [SOFR Loans][Base Rate Loans].

4.	For conversions to SOFR Loans: with an Interest Period of ___ months.

5.	For conversions from SOFR Loans: the last day of the current Interest Period therefor is _____________.

[signature page follows]

EVERGY, INC., a Missouri corporation

By:
Name:
Title:

EXHIBIT F

to

Term Loan Credit Agreement

dated as of January 7, 2026

by and between

Evergy, Inc.,

as Borrower,

and

Bank of America, N.A.,

as Lender

FORM OF OFFICER’S COMPLIANCE CERTIFICATE

OFFICER’S COMPLIANCE CERTIFICATE

Dated as of: _____________

Reference is hereby made to that certain Term Loan Credit Agreement dated as of January 7, 2026 (as amended, restated, extended or otherwise modified from time to time, the “Credit Agreement”), by and between Evergy, Inc., a Missouri corporation (the “Borrower”), and Bank of America, N.A., as Lender. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement. This certificate is being delivered pursuant to Section 6.2(a) of the Credit Agreement. The undersigned Responsible Officer, acting solely in such person’s capacity as an officer of the Borrower and not in such person’s individual capacity, hereby certifies to the Lender as of the date hereof as follows:

1. I have reviewed the financial statements of the Borrower and its Subsidiaries dated as of _______________ and for the _______________ period[s] then ended and such statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the dates indicated and the results of their operations and cash flows for the period[s] indicated subject to normal year-end adjustments and the absence of footnotes.

2. [To the Borrower’s knowledge, no Default or Event of Default exists and is continuing as of the date hereof] OR [The following [Default][Event of Default] exists: [______]].1

3. As of the date of the financial statements referred to in paragraph 1 of this certificate, the Borrower is in compliance with the financial covenant contained in Section 7.6 of the Credit Agreement as shown on the attached Schedule 1.

[Signature Page Follows]

[1]	If a Default or Event of Default exists, describe the nature and period of existence thereof and what action the Borrower has taken, is taking or proposes to take with respect thereto.

WITNESS the following signature as of the day and year first written above.

EVERGY, INC.

By:
Name:
Title:

Schedule 1

to

Officer’s Compliance Certificate

For the quarter ended ______________________ (the “Statement Date”)

Section 7.6 Financial Covenant

(I) Total Indebtedness as of the Statement Date	$__________
(II) Total Capitalization as of the Statement Date	$__________
(III) Line (I) divided by Line (II)	____ to 1.00
(IV) Maximum permitted ratio of Total Indebtedness to Total Capitalization as set forth in Section 7.6 of the Credit Agreement	0.65 to 1.00
(V) In Compliance?	Yes/No